Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

The Registrant owns all of the issued and outstanding shares of capital stock of the following corporations:

Dongguan Ke Rui Furniture Co., Ltd., a China corporation

CR International, Inc., an Indiana corporation